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                                                                    EXHIBIT 16.1

February 15, 2006

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for IDS Managed Futures, II L.P. and, under the date of March 9, 2005, we reported on the financial statements of IDS Managed Futures, II L.P. as of and for the years ended December 31, 2004 and 2003. On February 9, 2006 we resigned. We have read IDS Managed Futures, II L.P.'s statements included under Item 4.01 of its Form 8-K dated February 9, 2006, and we agree with such statements.

Very truly yours

/s/ KPMG LLP